Exhibit 99.1

LSI INDUSTRIES TO ACQUIRE ROYSTON GROUP, CREATING AN

INTEGRATED RETAIL BRANDING SOLUTIONS PLATFORM OF SCALE

Transformational platform acquisition positions LSI as the market-leader within branded retail solutions

Expands LSI’s presence within new display solutions categories, accelerates growth in core vertical markets

LSI to host transaction conference call and live webcast on Thursday, February 26 at 8:30 a.m. ET

CINCINNATI, February 25, 2026 -- LSI Industries Inc. (Nasdaq: LYTS, “LSI” or the “Company”) a leading U.S. based manufacturer of commercial lighting and display solutions, today announced that it has entered into a definitive agreement to acquire privately held Royston Group (“Royston”), a leader in identity and equipment solutions for retail environments, from Industrial Opportunity Partners (“IOP”) for an aggregate purchase price of $325 million, subject to a working capital adjustment, with $320 million of the purchase price payable in cash at closing and the remaining $5 million payable in the issuance of shares of the Company’s common stock, valued as of the closing price of the Company’s common stock on February 19, 2026. The transaction is subject to Hart-Scott-Rodino clearance and is expected to close in the third quarter of LSI’s 2026 fiscal year.

Atlanta-based Royston is a vertically integrated provider of custom store fixtures, internal/external signage, and refrigerated/heated case displays. Through five facilities in four U.S. states, Royston offers customers a build-to-order solution that integrates design, engineering, fabrication, assembly, distribution and turnkey installation capabilities that span the full project lifecycle.

Royston provides retail branding solutions across an array of growing, high-value vertical markets, including refueling/c-store, grocery, and quick-serve restaurant (“QSR”), among others, where LSI has an established market presence. Royston is an established partner of choice for three of the top five U.S. c-store and grocery chains, and four of the top five U.S. refueling station chains by location count.

Royston, and its nearly 900 employees, will become part of LSI’s display solutions segment on a reporting basis upon the closing of the transaction.

MANAGEMENT COMMENTARY

“We believe the acquisition of Royston will be a transformational transaction for our business, customers, and shareholders, positioning LSI as the leading scaled platform in branded retail solutions,” stated James A. Clark, President and Chief Executive Officer of LSI. “LSI is building an integrated, new-to-market offering that provides a one-stop, solutions-based approach to support the new build and remodel programs of leading global retail companies across North America. This transaction accelerates our growth across targeted vertical markets, expands our suite of solutions within higher margin product categories, and further entrenches LSI as the partner of choice for leading retail brands.”

LSI Industries to Acquire Royston Group

February 25, 2026

“Royston has established long-term customer relationships with many of the leading regional and national refueling, grocery, and QSR chains in the United States,” continued Clark. “Among its top 10 customers by revenue, the average relationship exceeds 20 years, which we believe reflects its position as a go-to partner for store remodels, which accounts for approximately 70% of Royston’s annual revenue.”

“Upon closing of the transaction, we expect our consolidated sales to customers in the refueling, grocery, and QSR markets to represent more than 60% of pro-forma annual revenue, with minimal customer overlap across the combined portfolio,” continued Clark. “Given the attractive growth profiles of these vertical markets, we believe this acquisition enhances our ability to deliver revenue growth that outpaces the broader commercial and industrial sectors in which we operate.”

“The addition of Royston will expand LSI’s capabilities within new, high-value product lines, including internal and external signage, while strengthening our existing offerings in store fixtures and display cases,” continued Clark. “We believe this transaction offers significant commercial synergy potential, positioning us to expand per-site content through cross-selling and a solutions-based value proposition.”

“As previously outlined within our Fast Forward value creation strategy, we believe the acquisition of Royston positions LSI to deliver on its financial targets two years ahead of plan, with pro-forma TTM September 2025 combined revenue for LSI-Royston of approximately $864 million and adjusted EBITDA of approximately $95 million.”

“At closing, we anticipate net leverage to approximate 3.0x and remain committed to further deleveraging over the near-to-medium term, while continuing to reinvest in the organic growth of the combined business,” continued Clark.

“Over the last five years, with the acquisitions of JSI, EMI, Canada’s Best and now Royston, we’ve demonstrated a focused approach toward value creation through accretive, complementary acquisitions, while delivering consistent organic growth, margin discipline, and profitability within our base business,” stated Clark. “After the closing of the Royston transaction, we intend to update our long-term financial targets as we introduce the next phase of our Fast Forward plan, highlighting the value compounding power we anticipate from the combined businesses.”

“LSI is building the leading retail branding solutions platform in North America, with a strategic focus and proven track record of long-term value creation that aligns closely with our own,” stated Frank Callis, President and CEO of Royston Group. “This transaction brings together highly complementary capabilities and customer relationships, expanding the breadth of integrated solutions we can deliver across retail environments. We look forward to joining the LSI team as we contribute to the profitable growth of the combined organization.”

“We are pleased to welcome the entire Royston team to the LSI family,” concluded Clark. “Our shared cultural focus on innovation, customer service, quality, operational discipline, and a returns-focused approach to capital allocation position LSI for continued success as together, we build the leading platform for growth within the branded retail marketing solutions space.”

LSI Industries to Acquire Royston Group

February 25, 2026

TRANSACTION DETAILS

In TTM September 2025, Royston generated total revenue of approximately $272 million and adjusted EBITDA of approximately $38 million(1), or 14.0% of revenue.

The transaction price represents 8.1x(1) TTM September 2025 adjusted EBITDA, based on a combination of the purchase price of $325 million and net of tax benefits transferring to LSI. The acquisition of Royston is expected to be accretive to LSI on both a margin rate and diluted earnings per share basis upon the closing of the transaction. The acquisition is supported by a fully committed bridge facility. Permanent financing is expected to include a mix of equity and debt financing.

COMPELLING TRANSACTION RATIONALE

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Creates a scaled, integrated retail solutions platform. LSI believes that the combination of LSI-Royston will create a leading solutions-based business that integrates custom design, engineering, manufacturing, installation and maintenance capabilities across lighting, fixtures, branded signage, and display cases, establishing a one-stop partner for leading retail brands.

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Strengthens leadership in core vertical markets.  On a pro-forma basis, approximately 60% of the combined LSI-Royston sales will be from the refueling, grocery and c-store markets, positioning the go-forward platform as a significant partner of scale to both regional and national retail chains. The two companies serve largely distinct customer bases, with minimal overlap between their respective customer relationships despite a shared vertical market focus.

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Expands domestic manufacturing footprint in strategic locations. The addition of Royston’s five domestic facilities will increase LSI’s operational footprint from 18 to 23 locations, resulting in a nearly 40% increase in manufacturing square footage capacity to support organic growth.

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Recurring revenue model supported by long-term customer relationships. Royston serves many of the leading retail brands in North America, including customers operating thousands of serviceable locations.  In fiscal year 2025, approximately 70% of revenue for the core Royston business was generated from remodel projects, with the remaining 30% from new store construction, creating a durable revenue base tied to recurring store refresh cycles. The average tenure of Royston’s top 10 customers exceeds 20 years.

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Meaningful cross-selling opportunities. Approximately 47% of Royston’s customers currently purchase a single product from them, creating meaningful opportunities to expand share of wallet across the combined offering, which includes LSI’s branded lighting solutions. LSI also expects to leverage Royston’s expanded capabilities within its legacy customer base, resulting in compelling commercial synergies across the combined businesses.

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Improved pro-forma margin profile.  In TTM September 2025, LSI generated adjusted EBITDA of 9.7%, while Royston generated adjusted EBITDA margin of 14.0%. On a pro-forma basis for fiscal year 2025, the combined businesses generated adjusted EBITDA margin of 11.0%, approaching the adjusted EBITDA margin target outlined in LSI’s Fast Forward value creation strategy.

LSI Industries to Acquire Royston Group

February 25, 2026

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Pathway to reduce leverage meaningfully, over the medium-term.  At transaction closing, LSI anticipates a pro-forma net debt / adjusted EBITDA ratio for the combined entity of at or below approximately 3.0x and expects to reduce net leverage to at-or-below 2.0x by year-end fiscal 2028, consistent with its track record of programmatic de-leveraging following the completion of prior acquisitions.

(1)	LSI estimates based on pro forma financial information. Results cannot be guaranteed.

LSI INDUSTRIES’ ACQUISITION OF ROYSTON GROUP

A conference call will be held tomorrow, February 26, 2026, at 8:30 a.m. ET to review LSI’s acquisition of Royston Group.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsicorp.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary audio software.

Details of the conference call are as follows:

Live Call Dial-In:	877-407-9208

To listen to a replay of the teleconference, which subsequently will be available through March 12, 2026.

Call Replay:	844-512-2921
Replay ID:	13758950

ABOUT LSI INDUSTRIES

Headquartered in Cincinnati, LSI is a publicly held company traded over the NASDAQ Stock Exchange under the symbol LYTS. The Company manufactures advanced lighting, graphics, and display solutions across strategic vertical markets. The Company’s American-made products, which include non-residential indoor and outdoor lighting, print graphics, digital graphics, refrigerated and custom displays, help create value for customer brands and enhance the consumer experience. LSI also provides comprehensive project management services in support of large-scale product rollouts. The Company employs approximately 2,000 people at 19 manufacturing plants in the U.S. and Canada. Additional information about LSI is available at www.lsicorp.com.

ABOUT ROYSTON GROUP

Royston Group is a leader in complete identity and equipment solutions. Its portfolio of companies includes Royston LLC, SignResource, and Southern CaseArts – industry leaders in the outfitting of retail environments from casework, merchandisers, and refrigerated cases to exterior store signage.

LSI Industries to Acquire Royston Group

February 25, 2026

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization EBITDA and Adjusted EBITDA. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow LSI. These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should be used only to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP measures reported for the periods indicated.

(Unaudited) (In thousands)	Twelve Months Ended September 30, 2025
	LSI	Royston	Combined
Net sales	$592,531	$271,827	$864,358
Net Income to Adjusted EBITDA
Net Income	$24,965	$19,048	$44,013
Income tax	9,451	(4,416)	5,035
Interest expense, net	3,001	8,050	11,051
Other (income) expense	193	(177)	16
Operating Income	$37,610	$22,505	$60,115

Depreciation and amortization	12,835	12,148	24,983
EBITDA	$50,445	$34,653	$85,098

Long-term performance based compensation	5,037	-	5,037
Professional fees and expenses	81	770	851
Acquisition costs	1,219	-	1,219
Expense on step-up basis of acquired lease	357	-	357
Private Equity Management Fees	-	756	756
Severance costs and Restructuring costs	169	1,850	2,019
Adjusted EBITDA	$57,308	$38,029	$95,337
Adjusted EBITDA as a percentage of sales	9.7%	14.0%	11.0%

LSI Industries to Acquire Royston Group

February 25, 2026

FORWARD-LOOKING STATEMENTS

Statements made in this release that are not statements of historical or current facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the expected timing, completion or size of the offering, the expected gross proceeds therefrom, the intended use of net proceeds therefrom and the exercise of the common stock warrants prior to their expiration. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. These risks and uncertainties relate, among other things, to fluctuations in our stock price, changes in market conditions and satisfaction of customary closing conditions related to the offering. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading "Risk Factors" discussed under the caption "Item 1A. Risk Factors" in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption "Item 1A. Risk Factors" in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. There can be no assurance that we will be able to complete the offering on the anticipated terms or at all. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

INVESTOR CONTACT

Noel Ryan or Bill Seymour

LYTS@vallumadvisors.com